                                                           EXHIBIT 11.1

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                               1996          1995          1994
                                                             -------       -------       -------

Net income (loss)..........................................  $15,245       $(9,441)      $(4,083)
                                                             =======       ========      =======

Weighted average common shares outstanding.................   40,834        10,320        10,278
                                                             -------       -------       -------
Weighted average common share equivalents(1):
 Stock options determined using the treasury
  stock method.............................................    5,547         4,652         4,652
 Convertible preferred stock...............................       --         6,179         6,179
                                                             -------       -------       -------
  Total weighted average common share
   equivalents.............................................    5,547        10,831        10,831
                                                             -------       -------       -------
  Weighted average common and common equivalent
      shares outstanding...................................   46,381        21,151        21,109
                                                             =======       =======       =======
  Net income (loss) per share..............................  $  0.33       $ (0.45)      $ (0.19)
                                                             =======       =======       =======

(1) Pursuant to the requirements of the Securities and Exchange Commission, common stock, stock options, warrants and convertible preferred stock issued by the Company during the twelve months immediately preceding the initial public offering date have been included in the calculation of the weighted average common and common equivalent shares outstanding for all periods presented using the treasury stock method based on the initial public offering price. Stock options, warrants and convertible preferred stock issued prior to 1995 are excluded from the computation of weighted average common share equivalents for the years ended 1995 and 1994, as their inclusion would be antidilutive.